Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-188345-03

November 13, 2015

NSTAR Electric Company

doing business as Eversource Energy

Pricing Term Sheet

Issuer:	NSTAR Electric Company doing business as Eversource Energy
Ratings*:	A2 (Moody’s); A (S&P); A+ (Fitch)
Trade Date:	November 13, 2015
Settlement Date:	November 18, 2015
Security:	$250,000,000 3.25% Debentures due 2025
Maturity Date:	November 15, 2025
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2016
Principal Amount:	$250,000,000
Coupon:	3.25%
Benchmark Treasury:	2.00% due August 15, 2025
Benchmark Treasury Price / Yield:	97-16 ¼ / 2.287%
Spread to Benchmark Treasury:	+102 basis points
Yield to Maturity:	3.307%
Price to Public:	99.519%
Optional Redemption Provisions:	Make-whole call at any time prior to August 15, 2025 at a discount rate of Treasury plus 15 basis points On or after August 15, 2025, at par
CUSIP / ISIN:	67021C AK3 / US67021CAK26
Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.
Co-Managers:	Samuel A. Ramirez & Company, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. collect at (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com; calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or by emailing dg.prospectus_requests@baml.com; calling Mitsubishi UFJ Securities (USA), Inc. toll-free at (877) 649-6848; or calling Mizuho Securities USA Inc. toll-free at (866) 271-7403.